LAYNE CHRISTENSEN COMPANY

               NONQUALIFIED STOCK OPTION AGREEMENT


          THIS AGREEMENT dated ________________ (the "Granting
Date"), is made by and between Layne Christensen Company, a Delaware corporation (the "Company"), and _________________ (the
"Optionee").

          WHEREAS, the Company has adopted the Layne Christensen Company 1996 District Stock Option Plan (the "Plan") pursuant to which the Company may, from time to time, grant options to key employees to purchase shares of the Company's common stock;

          WHEREAS, the Stock Option Committee has determined that the Optionee is a key employee of the Company or a Subsidiary who has made or is expected to make a significant contribution to the Company or a Subsidiary; and

          WHEREAS, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of the Company's common stock on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. INCORPORATION OF PLAN. The Plan is attached hereto as Exhibit A and incorporated herein by this reference, and all of the terms and conditions therein shall be deemed to be included as part of the terms and conditions of this Agreement. In the event of a conflict, the terms and conditions of the Plan shall control. All terms used herein which are defined in the Plan shall have the meanings given them in the Plan.

          2. GRANT OF STOCK OPTION. The Company hereby grants the Optionee an option (the "Option") to purchase at the times hereinafter set forth, in one or more exercises, all or any part of an aggregate of __________ shares (calculated as provided in Section 4 below) of the Company's common stock (the "Shares") for an exercise price of $_______ per share (calculated as provided in Section 4 below).

          3. CONSIDERATION TO THE COMPANY. In consideration of the granting of this Option by the Company, the Optionee agrees to pay to the Company $___________ per share (calculated as set forth in Section 4 below) for a total payment of $_____________, and to render faithful and efficient services to the Company or a Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause. In addition, nothing in this Agreement or in the Plan shall require the Optionee to continue in the employ of the Company or any Subsidiary.

          4. METHOD OF CALCULATING SHARES, PURCHASE PRICE AND EXERCISE PRICE. The number of shares covered by this grant, the purchase price to be paid by the optionee for the grant and the exercise price per share for the Option shall be determined as follows:

               (i) EXERCISE PRICE. The price of the shares subject to the Option as set forth in Section 2 above upon exercise by the Optionee shall be equal to the Stock Price
     (as hereinafter defined)

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     multiplied by 0.75.  Stock Price shall mean the lower of (i)
     the average closing price (as reported in The Wall Street Journal or its equivalent) of the Company's common stock on each trading day during the last month of the Company's fiscal year, and (ii) the average closing price (as reported in The Wall Street Journal or its equivalent) for the twenty
     (20) trading days immediately preceding the final determination of the amount of the incentive award by the Company in accordance with the Layne Christensen Company District Incentive Compensation Plan (the "District IC Plan").

               (ii)  OPTION PURCHASE PRICE.  The per share
     purchase price for the Option shall be the Stock Price multiplied by 0.25.

               (iii) NUMBER OF SHARES. The number of shares subject to the Option shall be the quotient resulting from the division of (x) fifty percent (50%) of the total value of the Optionee's incentive award under the District IC Plan (after deducting withholdings required by law, including any tax required by a governmental entity), by (y) the per share purchase price as calculated under (ii) above.

          5. Timing and Manner of Exercise. The Option shall be and become exercisable as follows: 20% on the day after the first anniversary of the Granting Date, 40% on the day after the second anniversary of the Granting Date, 60% on the day after the third anniversary of the Granting Date, 80% on the day after the fourth anniversary of the Granting Date, and 100% on the day after the fifth anniversary of the Granting Date.

          No additional portion of the Option shall become exercisable after the Optionee's Termination of Employment.

          The Option shall expire as to all of the Shares ten
(10) years after the Granting Date except the Option (or a portion thereof) shall terminate earlier as provided in Section
4.3(a) of the Plan.

          The Optionee may exercise the Option for all or any part of the Shares subject to each installment listed above on or after the respective exercise date listed above by delivering to the Company a written notice in accordance with Section 4.3(d) of the Plan.

          6. REIMBURSEMENT UPON CESSATION OF EMPLOYMENT. In the event the Optionee's employment with the company ends for whatever reason (including, without limitation, death, disability, retirement, resignation or termination, with or without cause) (collectively, the "Termination") prior to full vesting of the Option as provided in Section 4 above, the Company shall reimburse the Optionee an amount equal to the number of shares for which the Option has not vested as of the date of the Termination multiplied by $_________ per share. No interest will be paid by the Company on the monies reimbursed to the Optionee under this Section 6. Such reimbursement shall be paid by the Company within ten (10) business days following the effective date of the termination.

          7. NOTICES. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Secretary of the Company at Layne Christensen Company, 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5, either party may hereafter designate a different address for notices to be given to him.
Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

          8.   TITLES.  Titles are provided herein for
convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

          9. AMENDMENT. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

          10. GOVERNING LAW. The laws of the State of Kansas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

          11. NON-ASSIGNABILITY. Except as otherwise provided herein or in the Plan, the Option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, contrary to the provisions hereby, this Option and the rights and privileges conferred hereby shall immediately become null and void.

          12. BINDING EFFECT. Except as expressly stated herein to the contrary, the Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

               The Company:   LAYNE CHRISTENSEN COMPANY

                              By:________________________________
                                 Name:  A. B. Schmitt
                                  Its:  President


               The Optionee:  ___________________________________
                              Name:______________________________

                              Address of the Optionee:
                              ___________________________________
                              ___________________________________